UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Wave Systems Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
N/A
	(2)	Aggregate number of securities to which transaction applies:
N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction:
N/A
	(5)	Total fee paid:
N/A
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
N/A
	(2)	Form, Schedule or Registration Statement No.:
N/A
	(3)	Filing Party:
N/A
	(4)	Date Filed:
N/A

WAVE SYSTEMS CORP.
480 Pleasant Street
Lee, Massachusetts 01238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 24, 2006

TO THE STOCKHOLDERS OF WAVE SYSTEMS CORP.:

Notice is hereby given that the 2006 Annual Meeting of Stockholders of Wave Systems Corp. (the “Company”) will be held at 4:00 p.m. on Monday, July 24, 2006 at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, for the following purposes:

1.                 To re-elect John E. Bagalay, Jr., Nolan Bushnell, George Gilder, John E. McConnaughy, Jr. and Steven Sprague as directors of the Company to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

2.                 To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on June 8, 2006 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Gerard T. Feeney
Secretary

Lee, Massachusetts
May 1, 2006

YOUR VOTE IS IMPORTANT

If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope.

WAVE SYSTEMS CORP.
480 Pleasant Street
Lee, Massachusetts 01238

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS
to be held on July 24, 2006

General

This Proxy Statement is being furnished to the holders of the common stock, $.01 par value per share (the “Common Stock”) of Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the 2006 Annual Meeting of Stockholders to be held on, July 24, 2006 (the “Annual Meeting”) commencing at 4 p.m., at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

The principal executive offices of the Company are located at 480 Pleasant Street, Lee, Massachusetts 01238. The approximate mailing date of this Proxy Statement and the accompanying proxy is June 19, 2006.

Voting Rights and Votes Required

Only stockholders of record at the close of business on June 8, 2006 will be entitled to notice of, and to vote at, the Annual Meeting. As of April 28, 2006, the Company had outstanding 101,690,352 shares of Class A Common Stock and 175,725 shares of Class B Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held on the matters to be considered at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. Shares of Common Stock present in person, or represented by proxy (including shares of Common Stock, which abstain or do not vote, with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors.

Abstentions with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to such matter, those shares of Common Stock will not be considered as present and entitled to vote with respect to such matter.

The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES OF COMMON STOCK REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED BY THE PROXY. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

The Company’s Annual Report, including financial statements for the fiscal year ended December 31, 2005, will be mailed to stockholders concurrent with the mailing of this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about securities authorized for issuance under the Company’s equity compensation plans as of April 28, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,020,411	$3.23	5,725,401
The Company’s equity compensation plans not approved by security holders	163,365	$1.84	—
Total Company plans	15,183,776	$3.21	5,725,401
Wavexpress equity compensation plans not approved by security holders(1)	691,896	$1.23	1,780,327

(1)          The Wavexpress equity compensation plan provides grants of options to purchase shares of Wavexpress common stock. Accordingly, the Wavexpress equity plans have no dilutive effect on the existing shareholders of Wave.

The Company’s equity compensation plans not approved by security holders are comprised of the following:

In connection with an agreement that the Company entered into with nClose, Inc., an outside software development firm, on January 2, 2004 the Company issued a warrant to purchase 30,000 shares of Class A Common Stock at an exercise price of $1.00 per share, pursuant to an individual compensation plan with nClose. Also, in connection with the same agreement, on April 30, 2004 an additional warrant was issued to nClose, Inc. to purchase 35,000 shares of Class A Common Stock at an exercise price of $1.00 per share. The warrants are currently exercisable and expire on January 2, 2009 and April 30, 2009, respectively. No additional warrants are required to be granted pursuant to the individual compensation plan for nClose.

In connection with an agreement that Wave entered into with an outside sales representative, in 2003 Wave issued warrants to purchase 44,365 shares of Class A Common Stock at prices ranging from $0.95 to $1.45 per share, pursuant to an individual compensation plan with the sales representative. No additional warrants are required to be granted pursuant to the individual compensation plan for the sales representative. These warrants are currently exercisable and expire January 1, 2013 through April 30, 2013.

In connection with a software development agreement that Wave entered into with Archon Technologies, Inc. (“Archon”), Wave issued to Archon a warrant to purchase 50,000 shares of Class A Common Stock at $3.48 per share, pursuant to an individual compensation plan with Archon (the “Archon Plan”). The warrant became exercisable on November 9, 2002, and expires on November 9, 2007. No additional warrants are required to be granted pursuant to the Archon Plan.

As a result of the successful placement of 350 shares of Series B preferred stock, in 1996 a consultant from Digital Media Group, Inc. (“Digital Media”) was issued warrants by Wave to purchase 15,000 shares of Class A Common Stock at a price of $3.09 per share, pursuant to an individual compensation plan with Digital Media (the “Digital Media Plan”). No additional warrants are required to be granted pursuant to the Digital Media Plan. Warrants for 11,000 shares expired through April 1, 2006. The remaining outstanding warrants for 4,000 shares expire on May 1, 2006 through August 1, 2006.

Beneficial Owner(1)	Number of Shares of Class A Common Stock Owned(2)	Percent of Class	Number of Shares of Class B Common Stock Owned	Percent of Class	Percent of All Outstanding Common Stock(3)
Steven Sprague(4)	2,401,955	2.3%	42,102	24.0%	2.3%
John E. Bagalay, Jr.(5)	156,000	*	—	—	*
Nolan Bushnell(6)	72,000	*	—	—	*
George Gilder(7)	283,000	*	2,000	1.1%	*
John E. McConnaughy, Jr.(8)	197,250	*	—	—	*
Gerard T. Feeney(9)	1,154,655	1.1%	—	—	1.1%
All executive officers and directors as a group (6 persons)(10)	4,264,860	4.0%	44,102	25.1%	4.2%

*                    Less than one percent.

(1)          Each individual has sole voting and investment power, except as otherwise indicated.

(2)          Includes shares of Class A Common Stock issuable upon the conversion of Class B Common Stock.

(3)          In circumstances where the Class B Common Stock has five votes per share, the percentages of total voting power would be as follows: Steven Sprague, 2.4%; John E. Bagalay, Jr., less than 1%; Nolan Bushnell, less than 1%; George Gilder, less than 1%; John E. McConnaughy, Jr., less than 1%; Gerard T. Feeney, 1.1%, and all Executive Officers and directors as a group, 3.9%.

(4)          Includes 2,242,839 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days. Also includes 28,462 shares of Class A Common Stock acquired through Wave’s employee stock purchase plan. In addition, includes 37,102 shares of Class B Common Stock held in trust for the benefit of Mr. Steven Sprague’s family, and for which Mr. Steven Sprague is a trustee and 7,000 shares of Class A Common Stock held jointly by Mr. Sprague and his spouse, Judith Sprague. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(5)          Includes 152,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(6)          Includes 72,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(7)          Includes 232,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(8)          Includes 70,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(9)          Includes 1,034,250 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days. Also includes 20,405 shares of Class A Common Stock acquired through Wave’s employee stock purchase plan. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(10)   Includes 3,803,089 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected, each to hold office until the next annual meeting of stockholders and until his respective successor has been duly elected and qualified. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted “FOR” the election as directors of each of the following nominees. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is the name and age of each nominee, their position with the Company, if any, the year in which each first became a director, the principal occupation and employment of each over the last five years and other directorships, if any. Each nominee is currently a director of the Company.

The Board of Directors recommends that the Stockholders vote “FOR” the election of each of the nominees.

Information Regarding the Nominees for Director

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Positions held with Wave Systems Corp.; Other Directorships	Director Since
John E. Bagalay, Jr., Ph.D.(1)(2)(3)(4)	72

Chairman of the Company since March 2003; engaged with certain private groups for founding and commercialization of technology based companies since November 2005; Director of Special Projects in the Life Sciences at the Boston University Technology Commercialization Institute from November 2003 to November 2005; Senior Advisor to the Chancellor of Boston University from January 1998 to November 2003; Chief Operating Officer of Eurus Technologies, Inc., from January 1999 to December 1999 and Chief Financial Officer of Eurus International, Limited (formerly known as Eurus Technologies, Inc.) since January 1999; President and CEO of Cytogen Corporation from January 1998 to January 1999 and Chief Financial Officer from October 1997 to September 1998; former General Counsel of Lower Colorado River Authority, Texas

			1993

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Positions held with Wave Systems Corp.; Other Directorships	Director Since
		Commerce Bancshares, Inc. and Houston First Financial Group; Director of Cytogen Corporation and several privately held companies. Mr. Bagalay’s term as director expires in 2006.
Nolan Bushnell(3)	63	Chairman and Chief Executive Officer of uWink, Inc. since December 1999, where he is involved in the development of streaming media distribution models for Internet entertainment. Mr. Bushnell’s term as director expires in 2006.	1999
George Gilder(4)	66

Chairman of the Executive Committee of the Company since 1996; Senior Fellow at the Discovery Institute in Seattle, Washington; author of several books, including Life After Television, Microcosm, The Spirit of Enterprise, Wealth and Poverty and most recently Telecosm; contributing editor to Forbes Magazine; Chairman of Gilder Technology Group, Inc. (publisher of monthly technology reports); former chairman of the Lehrman Institute Economic Roundtable; former Program Director for the Manhattan Institute; recipient of White House award for Entrepreneurial Excellence from President Reagan. Mr. Gilder’s term as director expires in 2006.

			1993
John E. McConnaughy, Jr.(1)(2) (3)(4)(5)	76	Chairman and Chief Executive Officer of JEMC Corporation; Director of Levcor International, Inc., Allis Chalmers Energy, Inc., Arrow Resources Development, Inc., Overhill Farms, Inc. and Consumer Portfolio Services, Inc. Mr. McConnaughy is also Chairman of the Board of Trustees of the Strang Clinic and the Chairman Emeritus of the Board of the Harlem School of the Arts. Mr. McConnaughy’s term as director expires in 2006.	1988
Steven Sprague	42	President and Chief Executive Officer of the Company since March 2000; President and Chief Operating Officer of the Company from May 1996 to March 2000; Chief Executive Officer of Wavexpress from July 2001 until March 2003, Chairman of the Board of Directors of Wavexpress, from October 1999 until March 2003, director of Wavexpress and Vice President and director of Specialty Broadcast Networks, Inc.	1997

Biographical Information Regarding Executive Officer Who Is Not a Director

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Positions held with Wave Systems Corp.; Other Directorships	Officer Since
Gerard T. Feeney	47	Secretary of the Company since February 1999; Senior Vice President of Finance and Administration and Chief Financial Officer of the Company since June 1998; Vice President of Finance and Operations and Chief Financial Officer of Xionics Document Technologies, Inc., from 1991 to 1998.	1998

(1)          Member of Nominating Committee.

(2)          Member of Compensation Committee.

(3)          Member of Audit Committee.

(4)          Member of Executive Committee.

(5)          Independent Audit Committee financial expert.

The Board of Directors and Its Committees

The Board of Directors met nine times during 2005. All board and committee members attended at least 75% of board and committee meetings. The Board Committees include a separately designated standing Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee. The Company strongly encourages each director to attend the Annual Meeting. All of the Company’s directors attended the 2005 Annual Meeting of Stockholders.

Audit Committee

The members of the Audit Committee are Messrs. McConnaughy, Bagalay and Bushnell, each of whom is independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and free from relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Board of Directors has determined that the Audit Committee has at least one financial expert. Mr. McConnaughy is a financial expert and is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee reviews the services provided by the Company’s independent auditors, consults with the independent auditors on audits and proposed audits of the Company, and reviews the need for internal auditing procedures and the adequacy of the Company’s internal control systems. In 2005, the Audit Committee held five meetings.

Compensation Committee

The members of the Compensation Committee are Messrs. McConnaughy and Bagalay. The Compensation Committee administers the Company’s stock option plans, reviews and recommends compensation levels of the Company’s executive officers. In 2005, the Compensation Committee held two meetings.

Nominating Committee

The members of the Nominating Committee are Messrs. Bagalay and McConnaughy, each of whom is independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities

Dealers’ listing standards. The Nominating Committee establishes procedures for identifying potential candidates for appointment or election as directors, reviews and makes recommendations regarding the criteria for Board membership, and proposes nominees for election at the annual meetings and candidates to fill Board vacancies. The procedures for identifying potential candidates include soliciting recommendations from the Board of Directors as well as from other sources familiar with the Company’s industry and then researching the background and experience of such recommendations. In identifying candidates to recommend for election to the Board of Directors, the Nominating Committee considers the following criteria (i) personal and professional integrity, ethics and values, (ii) experience in corporate governance, (iii) experience in the Company’s industry, (iv) experience as a board member of another public company, and (v) practical and mature business judgment. The Nominating Committee will consider recommendations for nominees from any stockholder who is entitled to vote for the election of directors. Stockholders should send recommendations of candidates for nomination for the 2007 slate of directors, in writing, no later than December 31, 2006, to the Company’s Secretary, 480 Pleasant Street, Lee, Massachusetts 01238. Recommendations must be accompanied by the consent of the individual being recommended to be nominated, to be elected and to serve. The Nominating Committee evaluates nominees made by stockholders the same way it does any other nominees, as described above. The Nominating Committee has a charter. The charter can be found on the Company’s Internet website at www.wave.com. The submission also should include a statement of the candidate’s business experience and other business affiliations. In 2005, the Nominating Committee held one meeting.

Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail to the Chairman of the Board, c/o Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238. Each communication will then be presented to the entire Board of Directors at the next meeting of the Board of Directors.

Executive Committee

The members of the Executive Committee are Messrs. Bagalay, Gilder and McConnaughy. The Executive Committee assists the Chairman of the Company in the absence of a meeting of all members of the Board of Directors. The Executive Committee brings material matters to the attention of the Board of Directors and prepares the deliberation process of the Board of Directors, thus accelerating vital decisions for the Company. However, the Board of Directors did not delegate its full power to the Executive Committee and asked that the Executive Committee include all members of the Board of Directors in major decisions affecting the Company. In 2005, the Executive Committee held four meetings.

Director Compensation

Under the Company’s compensation arrangement for its directors, each director who is not an employee of the Company received cash compensation of $30,000 for serving on the Board of Directors in 2005 and was paid $1,000 for each meeting attended. In addition, each director who served on the Audit and/or Compensation Committees received an additional $5,000 for each committee upon which he served. The Chairman of the Board of Directors received an additional $15,000, over and above his director and committee fees for serving in such capacity for 2005.

Under the Company’s Non-Employee Directors Stock Option Plan, each director who is not an employee of the Company receives an initial grant of options to purchase 12,000 shares of Class A Common Stock at the time the director is appointed to the Board of Directors and an annual grant to purchase 10,000 shares of Class A Common Stock at fair market value upon re-election after the annual meeting of the stockholders. Options granted pursuant to the Non-Employee Directors Stock Option Plan vest the day following the grant, and terminate upon the earliest to occur of (i) three months after the optionee ceases to be a director of the Company, (ii) one year after the death or disability of the optionee and (iii) ten years after the date of grant. If there is a change of control of the Company, all outstanding stock options will become immediately exercisable. Each director was granted options to purchase 10,000 shares of the Company’s Class A Common Stock, under the Non-Employee Directors Stock option plan during 2005.

AUDIT COMMITTEE REPORT

The audit committee is governed by a written charter adopted by the Board of Directors.

Report to Stockholders

The Audit Committee met with members of the Company’s management team and independent auditors to review and discuss the audited financial statements, as well as the unaudited quarterly financial statements. The Audit Committee received from the independent auditors, disclosures regarding the auditors’ independence required by Independence Standard No. 1. In addition, the Audit Committee discussed with the auditors the auditors’ independence and other matters required to be discussed by Statement on Auditing Standards No. 61. Based on the foregoing meetings and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Audit Fees

Aggregate fees billed to the Company for the annual audit and the quarterly reviews of the consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 totaled $241,000 and $239,600, respectively. Aggregate fees billed to the Company for the audit of the Company’s internal controls over financial reporting for the fiscal years ended December 31, 2005 and 2004 totaled $109,000 and $140,000, respectively.

Audit-Related Fees

Aggregate fees billed to the Company for services rendered by the Company’s independent accountants for audit-related services for calendar year 2005 were $27,500 and $52,360 for calendar year 2004. Audit-related services consisted of audits of the financial statements of the Company’s employee benefit plans, review of registration statements and issuance of consents. All audit-related services were approved in advance by the Company’s audit committee.

Tax Fees

Fees for tax services billed to the Company by its independent auditors totaled $25,000 for the calendar year 2005 and $26,800 for calendar year 2004. Tax services consisted of completion of the Company’s federal and state tax returns. All tax services were approved in advance by the Company’s audit committee.

All Other Fees

There were no other services provided by the independent auditors.

The Audit Committee’s policies and procedures with respect to all services provided by its independent auditors require pre-approval of such services pursuant to a written engagement letter. Services may not commence until such an engagement letter is signed by the chairman of the Audit Committee, or alternatively approved by a quorum of the Audit Committee.

The Audit Committee believes that the provision of non-audit services during the 2005 fiscal year does not affect the accountants’ ability to maintain independence with respect to the Company.

Audit Committee
John E. McConnaughy, Jr.
John E. Bagalay, Jr.
Nolan Bushnell

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000. (collectively, the “Named Executive Officers”) for services rendered in all capacities during 2005, 2004 and 2003.

				Long-Term Compensation Awards
				Number of Shares
		Annual Compensation		Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)
Steven Sprague(1)	2005	250,000	231,250	250,000
President and Chief Executive Officer	2004	250,000	168,750	262,500
	2003	250,000	200,000	225,000
Gerard T. Feeney(2)	2005	185,000	150,000	150,000
Senior Vice President, Chief Financial Officer and Secretary	2004	185,000	35,000	162,750
	2003	185,000	281,399	135,000

(1)          Mr. Steven Sprague was elected President and Chief Executive Officer of the Company on June 26, 2000. Previously, Mr. Sprague was President and Chief Operating Officer of the Company from May 23, 1996 until he was elected Chief Executive Officer.

(2)          Mr. Gerard T. Feeney was hired as Senior Vice President, Finance and Administration and Chief Financial Officer on June 8, 1998 and was elected Secretary on February 25, 1999. Mr. Feeney’s bonus of $281,399 that was paid in 2003 was used to pay off his outstanding loan with the Company.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2005, by the Company to the Named Executive Officers.

	Number of Shares Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted (#)	Year	($/Share)	Date	5% ($)	10% ($)
Steven Sprague	250,000	17.2%	$1.04	1/19/15	163,513	414,373
Gerard T. Feeney	150,000	10.3%	$1.04	1/19/15	98,108	248,624

(1)          The potential realizable value of the options reported above was calculated by assuming 5% and 10% compounded annual rates of appreciation of the Common Stock from the date of grant of the options until the expiration of the options, based upon the market price on the date of grant. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock.

Fiscal Year-End Option Value Table

The following table sets forth information regarding the aggregate number and value of options held by the Named Executive Officers as of December 31, 2005, and the aggregate number and value of options exercised by the Named Executive Officers during 2005.

	Shares Acquired on	Value	Number of Shares Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	Exercise	Received(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven Sprague	-0-	-0-	2,009,505	500,000	$-0-	$-0-
Gerard T. Feeney	-0-	-0-	894,250	303,500	-0-	-0-

(1)          The last reported bid price for the Company’s Class A Common Stock on December 31, 2005 was $0.67 per share. Value is calculated on the basis of the difference between the respective option exercise prices and $0.67, multiplied by the number of shares of Common Stock underlying the respective options.

Employment Contracts

Since November 1998, the Company has had an employment agreement with Steven Sprague that provides that Mr. Sprague shall serve as President and Chief Executive Officer of the Company for consecutive one-year terms unless either party provides written notice to the other of its/his intention not to renew the contract not less than sixty (60) days prior to the expiration of the then current term. The employment agreement provides that Mr. Sprague will be paid a minimum base salary of $185,000 per year, subject to increase from time to time, as determined by action of the Board of Directors upon recommendation by the Compensation Committee. The Board of Directors increased Mr. Sprague’s base salary to $250,000 on March 25, 2000. The employment agreement also provides that Mr. Sprague will be entitled to an annual bonus. The annual bonus is comprised of two portions: fixed and incentive. The fixed portion of the bonus is guaranteed and calculated to be equal to 50% of each year’s annual salary. The incentive portion of the bonus is based on proper execution of the role of President and Chief Executive Officer. See “Report of the Compensation Committee—Base Salaries and Bonuses for 2005.”  In the event that Mr. Sprague’s employment is terminated without cause or in certain other circumstances, Mr. Sprague will be paid a lump sum in an amount equal to three (3) years’ annual base salary then in effect, and continue health insurance and other benefits for a period equal to the remaining Term of Employment then in effect. This employment agreement also contains a two-year post termination covenant not to compete.

Since June 1998, the Company also has had an employment agreement with Gerard T. Feeney that provides that Mr. Feeney shall serve as Senior Vice President, Finance and Administration and Chief Financial Officer of the Company for consecutive one-year terms unless either party provides written notice to the other of its/his intention not to renew the contract not less than sixty (60) days prior to the expiration of the then current term. The employment agreement provides that Mr. Feeney will be paid a minimum base salary of $160,000 per year, subject to increase from time to time, as determined by action of the Board of Directors upon recommendation by the Compensation Committee. The Board of Directors increased Mr. Feeney’s base salary to $185,000 on January 1, 2000. The employment agreement also provides that Mr. Feeney will be entitled to an annual bonus. The annual bonus is comprised of two portions: fixed and incentive. The fixed portion of the bonus is guaranteed and calculated to be equal to 50% of each year’s annual salary. The incentive portion of the bonus is based on proper execution of the role of Chief Financial Officer. See “Report of the Compensation Committee—Base Salaries and Bonuses for 2005.”  In the event that Mr. Feeney’s employment is terminated without cause or in certain other circumstances, Mr. Feeney will be paid a lump sum in an amount equal to one year’s annual base salary then in effect, and a guaranteed portion of bonus, benefits and similar relocation package. However, in the event Mr. Feeney secures employment elsewhere during the one-year period subsequent to termination, severance pay will stop once employment has begun with the new employer. In addition, Mr. Feeney’s options will continue to vest for at least one year from the termination date and for the portion of time greater than one year and up to his next anniversary-vesting period. This employment agreement also contains a two-year post termination covenant not to compete.

Compensation Interlocks and Insider Participation

None of the members of the Compensation Committee of the Company were, or are, officers or employees of the Company, nor was any executive officer of the Company a director or member of the compensation committee of any entity, of which an executive officer or director of such entity served on the Compensation Committee or as a director of the Company. None of the members of the Compensation Committee of the Company had, or have, any relationship with the Company, which would require disclosure under “Certain Relationships and Related Transactions” herein.

Report of the Compensation Committee

General

The Compensation Committee of the Board of Directors is comprised of non-employee directors. The current members of the Compensation Committee are Messrs. McConnaughy and Bagalay. The Compensation Committee reviews and recommends to the Board of Directors compensation levels for the Company’s executive officers, and administers the Company’s stock option plans including the awarding of grants thereunder.

Compensation Philosophy

The goals of the Company’s compensation policy are to attract, retain and reward executive officers who contribute to the Company’s overall success. The Company attempted to accomplish this goal by offering contractual compensation at the time the executives were hired that was competitive in the security, software and services industries, to motivate executives to achieve the Company’s business objectives and to align the interests of officers with the long-term interests of stockholders. The Company has not made such comparisons to the other companies in their industry when evaluating compensation levels since the executives were hired.

Forms of Compensation

The Company provides its executive officers with a compensation package consisting of base salary, fixed and incentive bonuses and participation in benefit plans generally available to other employees. In setting the incentive portion of the compensation, the Compensation Committee considers individual performance and the financial position of the Company. When the fixed portion of the compensation was set in 1998, the Compensation Committee considered market information regarding compensation paid by other emerging companies in the Company’s industry. The Compensation Committee has not made such comparisons since the fixed portions of the compensation were set.

Base Salary.   Salaries for the Company’s executive officers were initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the Company’s industry for individuals of similar education and background to the executive officers being recruited. Salaries are reviewed annually by the Compensation Committee and are subject to increases based on the Compensation Committee’s determination that the individual’s level of contribution to the Company has increased since their salary had last been reviewed.

Bonuses.   According to the employment contracts with both the Chief Executive Officer and Chief Financial Officer, the annual bonus is comprised of two portions: fixed and incentive. The fixed portion of the bonus is guaranteed and calculated to be equal to 50% of each year’s annual salary. The incentive portion of the bonus is based on proper execution of the role of each officer. Incentive bonus payments to employees other than the Chief Executive Officer are determined subjectively by the Compensation Committee, in consultation with the Chief Executive Officer, based on the employee’s performance of his or her responsibilities. The incentive bonus is not based on the Company’s financial performance nor are there any stated objectives or stipulations that the employee must meet. The Compensation Committee also looks at the Company’s available funds. The Chief Executive Officer’s incentive bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

Long-Term Incentives.   Longer-term incentives are provided through the Company’s stock option plans, which reward executives and other employees through the growth in value of the Company’s Common Stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities, historical and expected contributions to the Company, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officers’ relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join the Company may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of the Company’s Common Stock on the date of grant and will provide value to the executive officers only when the market price of the Common Stock increases over the exercise price.

The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) since the Company has not and does not currently anticipate paying cash compensation in excess of $1 million per annum to any employee. The Company intends to administer its stock option plans in accordance with Section 162(m) of the Code.

Consistent with the provisions of the Sarbanes-Oxley Act of 2002, the Company has adopted a written policy prohibiting future loans to officers and directors.

Base Salaries and Bonuses for 2005

As part of the Company’s compensation policy, the Company awarded a $231,250 bonus to Mr. Steven Sprague, President and Chief Executive Officer, comprised of a fixed bonus portion of $125,000 and an incentive bonus portion of $106,250; and $150,000 to Mr. Gerard T. Feeney, Senior Vice President, Chief Financial Officer and Secretary comprised of a fixed portion of $92,500 and an incentive bonus portion of $57,500.

Compensation of the Chief Executive Officer

The Chief Executive Officer received a base salary of $250,000 and a $125,000 fixed portion of a bonus, which was set in his 1998 employment contract, and later adjusted by the Board of Directors. An incentive bonus for $106,250 was paid to the Chief Executive Officer based on his success in developing customer relations. The Chief Executive Officer received a grant of 250,000 options. The Compensation Committee believes that Chief Executive Officer’s compensation was appropriately based upon his performance.

Respectfully submitted,

Compensation Committee

John E. McConnaughy, Jr.
John E. Bagalay, Jr.

Certain Relationships and Related Transactions

Loans Receivable from Director/Officers

Prior to the enactment of the Sarbanes-Oxley Act of 2002, a loan was granted to an officer to allow him to satisfy certain personal financial obligations that would otherwise have required him to liquidate some of his holdings of the Company’s shares of Common Stock. All loans to officers were paid in full, resulting in a balance of $0 as of December 31, 2003.   Details with respect to the officer loan are as follows:

On March 26, 2001 the Company made a personal loan to Mr. Gerard T. Feeney, Senior Vice President, Chief Financial Officer and Secretary of the Company as evidenced by a demand note for $250,000, which sum was due and payable to the Company on March 26, 2002 and bore interest at a rate per annum equal to 1% over the prime interest rate. Interest on the loan accrued monthly and was payable at maturity. The terms of the loan were substantially equivalent to market terms at that time. The due date of the demand note was subsequently extended until March 26, 2003. As of March 26, 2003 the loan balance, including accrued interest thereon was $281,399. On March 27, 2003, the Compensation Committee approved a bonus in an amount equal to Mr. Feeney’s obligations with respect to such loan and accrued interest. Proceeds of this bonus were used to repay the loan and all interest accrued on such loan. The bonus was granted during the year so that Mr. Feeney could repay his loan, rather than at fiscal year-end when bonuses are usually awarded. The factors used in granting this bonus were the amount of the loan, the ability to repay the loan and the impact that non-repayment of the loan would have on Mr. Feeney’s abilities to fulfill his duties for the Company. The Company will no longer award bonuses to executive officers or directors in order for them to repay outstanding loans because there are no outstanding loans to any current executive officers or directors and the Sarbanes-Oxley Act of 2002 prohibits any future such loans. The largest aggregate amount outstanding with respect to indebtedness of Mr. Feeney during the year ended December 31, 2003 was $281,399.

Consistent with the provisions of the Sarbanes-Oxley Act of 2002, the Company has adopted a written policy prohibiting future loans to officers and directors (see “Compensation Committee Report” above).

Specialty Broadcast Networks

In August 2001, the Company loaned $150,000 to Specialty Broadcast Networks (“SBN”) pursuant to an unsecured convertible term note. SBN’s business is to create new video and Internet content networks and aggregate this content into commercially viable web sites and interactive networks. The loan was made to SBN to fund initial operations. The largest aggregate amount due the Company under the note during 2005 was $181,936, including accrued interest of $31,936. The Company also entered into a stock purchase agreement pursuant to which the Company acquired a 50% stake in SBN, for a nominal amount. Steven Sprague is a director and executive officer of SBN. The note bears interest at a rate per annum equal to the prime rate and is convertible into shares of SBN common stock. Interest on the note accrues monthly. As of March 22, 2006 the loan balance, including accrued interest thereon was approximately $184,401. The note together with accrued interest was due and payable no later than April 30, 2004. The Company believes the outstanding loan to be uncollectible at this time. The Company’s commitment to make further loans to SBN pursuant to the note expired on February 3, 2002, and the Company has made no further loans to SBN.

Compensation to Related Parties

In March 2003, Mr. Peter Sprague, the founder and former Chairman of the Company, was appointed Chairman and Chief Executive Officer of Wavexpress. Total compensation paid to Mr. Sprague from both Wavexpress and the Company was $129,000, $175,667 and $185,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Mr. Sprague was also granted options to purchase 100,000 shares of Class A Common Stock at a strike price of $1.04 in 2005, 119,350 shares of Class A Common Stock in 2004 (100,000 shares with a strike price of $1.68 and 19,350 with a strike price of $0.81), and options to purchase 180,000 shares of Class A Common Stock in 2003 with a strike price of $1.00. In addition, Mr. Sprague received $397,200 in compensation from the exercise of options representing 243,667 shares which were exercised and sold in 2003.  Mr. Peter Sprague is the father of the Company’s President and Chief Executive Officer, Steven Sprague.

On November 1, 1999, Michael Sprague became an employee of Wavexpress and was paid $150,000, $143,750 and $125,319 for the years ended December 31, 2004, 2003 and 2002, respectively. Michael Sprague was also granted options to purchase 22,500 shares of Class A Common Stock in each of the years ended December 31, 2004 and 2003 with a strike price of $1.68 and $0.81, respectively. (Michael Sprague was not granted any stock options in 2005.)  Michael Sprague is the brother of Steven Sprague and the son of the Company’s founder and former Chairman, Peter Sprague.

On April 15, 2006, Wavexpress entered into a lease agreement with Michael Sprague for approximately two thousand square feet of office space which will serve as Wavexpress’ headquarters. The lease is for a term of three months and is renewable for successive three-month terms at the option of Wavexpress and/or Mr. Sprague. Rental payments by Wavexpress to Mr. Sprague are $7,500 per month. Wavexpress also paid a security deposit of $15,000 to Mr. Sprague.

Performance Graph

The following line graph compares the Company’s cumulative total return to stockholders with the cumulative total return of the Nasdaq Market Value Index and the Computer Related Services SIC Code Index from December 31, 2000 through December 31, 2005. These comparisons assume the investment of $100 on December 31, 2000 and the reinvestment of dividends. The stock performance on the graph is not necessarily indicative of future stock price performance.

Wave Systems Corp.
Comparison of Cumulative Total Return to Stockholders
December 31, 2000 through December 31, 2005

	Wave Systems	Peer Group (SIC Code 7379)	NASDAQ Market
12/31/00	$100.00	$100.00	$100.00
12/31/01	$49.78	$89.20	$79.71
12/31/02	$29.56	$64.01	$55.60
12/31/03	$36.44	$111.53	$83.60
12/31/04	$25.42	$116.94	$90.63
12/31/05	$15.11	$126.83	$92.62

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons owning more than ten percent of a registered class of the Company’s equity securities (“Reporting Persons”), to file with the Securities and Exchange Commission (the “Commission”) reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms. Based solely on its review of copies of such forms received by it, the Company believes that, for the year ended December 31, 2005, the Reporting Persons met all applicable Section 16(a) filing requirements except: the Company has been informed that (a) reports of ownership and changes in ownership on Form 4 were not filed with respect to the issuance of stock options during Wave’s fiscal year ended December 31, 2005 to Steven K. Sprague and Gerard T. Feeney on January 19, 2005 and for annual stock option grants to John E. Bagalay, Nolan Bushnell, George Gilder and John E. McConnaughy, Jr. on May 23, 2005 and (b) annual reports of ownership and changes in ownership on Form 5 were not filed in 2005 with respect to the issuance of stock options during Wave’s fiscal year ended December 31, 2004 to Steven K. Sprague and Gerard T. Feeney on January 2, 2004 and November 15, 2004 and for annual stock option grants to John E. Bagalay, Nolan Bushnell, George Gilder and John E. McConnaughy, Jr. on June 21, 2004.

OTHER MATTERS

Representatives of KPMG LLP, the Company’s independent public accountants, are expected to be present at the meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters, which may come before the Annual Meeting. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. The Altman Group may be retained to assist in the solicitation of proxies for a negotiated fee plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the proxy materials for the 2007 Annual Meeting should be addressed to the Company’s Secretary, Gerard T. Feeney, 480 Pleasant Street, Lee, Massachusetts 01238 and must be received by February 19, 2007. In addition, the Company’s By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company’s proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the scheduled annual meeting (except that if less than seventy (70) days’ notice of the date of the scheduled annual meeting is given, notice by the stockholder may be delivered or received not later than the tenth (10th) day following the day on which such notice of the date of the scheduled annual meeting is given). Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of Common Stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the annual meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

By Order of the Board of Directors,

Gerard T. Feeney
Secretary
Wave Systems Corp.
Lee, Massachusetts

May 1, 2006

The Company will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission (without exhibits). The Annual Report on Form 10-K is incorporated herein by reference. Requests should be made to Wave Systems Corp., Attention:  Mr. Gerard T. Feeney, 480 Pleasant Street, Lee, Massachusetts 01238.

WAVE SYSTEMS CORP.

PROXY

For the 2006 Annual Meeting of the Stockholders of Wave Systems Corp.

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Gerard T. Feeney, with power to act alone and with full power of substitution, as proxy to vote the shares that the undersigned is entitled to vote at the 2006 Annual Meeting of the Company to be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York on July 24, 2006, commencing at 4:00 p.m., and at any adjournments thereof with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies given by the undersigned with respect to the shares covered hereby.

(Continued and to be signed on Reverse Side)
Please date, sign and mail your
proxy card back as soon as possible!
2006 Annual Meeting of Stockholders
WAVE SYSTEMS CORP.
July 24, 2006

Please Detach and mail in the Envelope Provided

The Board of Directors recommends a vote FOR the proposal listed below. Please mark your vote with an “X”, as in this example: ☒

1. Election of Directors:
☐ FOR all nominees listed: John E. Bagalay, Jr., Nolan Bushnell, George Gilder, John E. McConnaughy, Jr. and Steven Sprague except vote withheld from following nominees listed in space below (if any):

☐ VOTE WITHHELD FOR all nominees
☐ ABSTAIN
2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
MARK HERE FOR ADDRESS CHANGE ☐ AND NOTE AT LEFT

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no contrary direction is made, this proxy will be voted FOR Proposal 1.

Dated: , 2006

Signature

NOTE:  This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. For joint accounts, each owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer.